Exhibit 5

[Letterhead of Carter Ledyard & Milburn LLP]

January 22, 2008

FutureIT, Inc.
4 Hamelacha Street
North Industrial Area, Lod, Israel

Re:	Registration Statement/Form SB-2

Ladies and Gentlemen:

        We have acted as counsel for FutureIT, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form SB-2 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) relating to the disposition by the selling shareholders of 8,340,000 shares of common stock, par value $0.0001 per share of the Company (the “Shares”), and 3,092,020 shares of common stock, par value $0.0001 per share of the Company (the “Warrant Shares”) issuable upon the exercise of warrants (the “Warrants”).

        We express no opinion as to matters of law in jurisdictions other than the State of New York and the United States.

        In connection with this opinion, we have examined such corporate records, other documents and such questions of Israeli law as we have considered necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact related to this opinion, we have relied upon certificates or comparable documents, or upon statements, of officers of the Company and upon certificates of government officials.

        Based upon and subject to the foregoing, we are of the opinion that the Shares are validly issued, fully paid and non-assesable and the Warrant Shares to be issued upon exercise of the Warrants have been duly authorized for issuance and, upon exercise of the Warrants and payment therefore in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm in the section of the prospectus entitled “Legal Matters.” This consent is not to be construed as an admission that we are a party whose consent is required to be filed as part of the Registration Statement under the provisions of the Act.

Sincerely, /s/ Carter Ledyard & Milburn LLP